      (AS ADOPTED IN RELEASE NO. 34-20784, MARCH 23, 1984, 49 F.R. 12688.)

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -----------------

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-10104

                            LA TEKO RESOURCES, LTD.
             (Exact name of registrant as specified in its charter)

                               -----------------

                           1600 Stock Exchange Tower
                              609 Granville Street
                         Vancouver, B.C. Canada V7Y 1C3
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)    [ ]     Rule 12b-3(b)(2)(ii)   [ ]
           Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6             [ ]
           Rule 12h-3(b)(1)(i)    [ ]

                               -----------------

Approximate number of holders of record as of the certification or notice date:
                                      One

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     Pursuant to the requirements of the Securities Exchange Act of 1934 La
Teko Resources, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 24, 1999
                                         LA TEKO RESOURCES, LTD.

                                         By: /s/ Shelley Riley
                                            ----------------------
                                         Name: Shelly Riley
                                         Its: Secretary

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